Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF THE
SERIES B PREFERRED STOCK
(Par Value $0.001 Per Share)
OF
DC BRANDS INTERNATIONAL, INC.

       I, Bob Armstrong, Chief Financial Officer of DC Brands International, Inc. a Colorado corporation (the “Corporation”), pursuant to the provisions of Section 7-106-101 of the Colorado Revised Statutes, hereby makes this Certificate of Designation under the corporate seal of the Corporation and hereby states and certifies that pursuant to the authority expressly vested in the board of directors of the Corporation by the Articles of Incorporation, the board of directors duly adopted the following resolutions:

       RESOLVED, that there shall be a series of shares of the Corporation designated Series B Convertible Preferred Stock, (the “Series B Preferred Stock”), to consist of Two Thousand Five Hundred (2,500) shares, and that the rights and preferences of such series and the limitations or restrictions thereon, shall be as set forth herein; and

       RESOLVED FURTHER, that the Series B Preferred Stock shall have the following powers, designations, preferences and relative, participating, optional and other special rights:

SECTION 1
DESIGNATION

       1.1.           Designation.  Shares of the Corporation’s Preferred Stock, par value of $0.001, shall be designated as follows: Two Thousand Five Hundred (2,500) shares as the Series B Convertible Preferred Stock (hereinafter the “Series B Preferred Stock”).

SECTION 2
DIVIDEND RIGHTS

       2.1.           Dividends.  The holders of the Series B Preferred Stock shall not be entitled to receive any dividends on their shares of Series B Preferred Stock.

SECTION 3
LIQUIDATION RIGHTS

       3.1.           Liquidation Preference.  The Series B Preferred Stock shall have no liquidation preference.

SECTION 4
CONVERSION RIGHTS

       4.1.           Conversion.  Every  share of Series B Preferred Stock shall be convertible (the “Conversion Rights”), at the option the holder(s), at any time after the date of issuance of such shares (subject to Section 4.5 hereof), at the office of the Corporation or any transfer agent for the Series B Preferred Stock into that number of shares representing one and one half percent (1.5%) of the outstanding voting capital stock of the Corporation, calculated on a fully diluted basis as of the date of the notice of conversion divided by twenty (20). The shares of Common Stock received upon conversion shall be fully paid and non-assessable shares of Common Stock.

       4.2.           Procedures for Conversion.  In order to exercise conversion rights pursuant to Section 4.1 above, the holder(s) of the shares of the Series B Preferred Stock shall deliver an irrevocable written notice of such exercise to the Corporation, at its principal office. The holders of the shares of Series B Preferred Stock shall, upon any conversion of such Series B Preferred Stock in accordance with this Section 4, surrender certificates representing the Series B Preferred Stock to the Corporation, at its principal office, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holder of the Series B Preferred Stock so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Corporation of any notice of conversion pursuant to this Section 4.2, upon the occurrence of any event specified therein. Upon conversion of any shares of Series B Preferred Stock, such shares shall cease to constitute shares of Series B Preferred Stock and shall represent only a right to receive shares of common stock into which they have been converted.

       In connection with the conversion of any shares of Series B Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay cash in lieu of such fractional interest based upon the fair value of a share of Series B Preferred Stock, as determined in good faith by the board of directors of the Corporation.

       The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Corporation issuable upon the conversion of all outstanding shares of Series B Preferred Stock. In the event that the Corporation does not have a sufficient number of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of the shares of Series B Preferred Stock, then the Corporation shall call and hold a meeting of the stockholders within forty-five (45) days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The board of directors of the Corporation shall recommend to the stockholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series B Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

       4.3.           Notices of Record Date.  In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall mail to each holder of Series B Preferred Stock at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) in Section 4.3 above; and in the case of the matters referred to in Section 4.3 (ii) and (iii) above, written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein.

SECTION 5
VOTING RIGHTS

       5.1.           General. Except as otherwise required by law, holder of shares of Series B Preferred Stock shall not be entitled to vote in connection with any meetings of stockholders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Bob Armstrong, its Chief Financial Officer, on this 7th day of June, 2011.

DC Brands International, Inc.

By:	/s/
Name: Title:	Bob Armstrong Chief Financial Officer